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                                                                   Exhibit No. 5




                                                               February 18, 2000


John Hancock Financial Services, Inc.
John Hancock Place
Boston, Massachusetts 02117

Dear Sirs:

I have acted as counsel to John Hancock Financial Services, Inc, a Delaware corporation (the "Company"), and I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to 10,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to The Investment-Incentive Plan for John Hancock Employees and the John Hancock Savings and Investment Plan (the "Plans").

I am familiar with the written documents which comprise the Plans, and in rendering the opinion expressed below, I have examined and are relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as in my judgment are necessary or appropriate as a basis for such opinion. In rendering such opinion, I have noted that the purchase price of the Common Stock under the Plans with employee's elective deferrals will not be less than the fair market value of said shares as of the date of purchase by the respective Plan's trustee.

Based on the foregoing, I am of the opinion that authorized but previously unissued shares of Common Stock which may be issued by the Company pursuant to the Plans have been duly authorized and when purchased in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.
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I hereby consent to the filing of this opinion as an exhibit to the Company's
Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Philip Clarkson

                              Philip Clarkson
                              Vice President and Counsel